UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2015

Pacific DataVision, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36827	33-0745043
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Garret Mountain Plaza Suite 401 Woodland Park, NJ	07424
(Address of principal executive offices)	(Zip Code)

(973) 771-0300

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 12, 2015, Pacific DataVision, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with FBR Capital Markets & Co., as representative of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters in a firm commitment offering (the “Offering”) 1,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price to the public of $40.00 per share. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 225,000 shares.

The material terms of the Offering are described in the prospectus, dated May 12, 2015, filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 13, 2015, pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering was registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-203681), initially filed by the Company on April 27, 2015 and which was declared effective on May 12, 2015.

The net proceeds to the Company from the Offering, before giving effect to the Underwriters’ option, if exercised, are expected to be approximately $56.3 million, after deducting underwriters’ discounts and commissions and other estimated offering expenses. The closing of the sale of the Common Stock is scheduled to occur on or about May 18, 2015.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by the Underwriting Agreement.

The Underwriting Agreement is attached hereto as an exhibit to provide interested persons with information regarding its terms, but is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement as of specific dates indicated therein, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. As a result, no other parties should rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or its subsidiary or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 8.01	Other Events.

On May 13, 2015, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 12, 2015, by and between the Company and FBR Capital Markets & Co., as representative of the several underwriters named therein.

99.1	Press Release, dated May 13, 2015, announcing the pricing of the Company’s public offering of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific DataVision, Inc.

Date: May 13, 2015	By:	/s/ John Pescatore
	Name:	John Pescatore
	Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 12, 2015, by and between the Company and FBR Capital Markets & Co., as representative of the several underwriters named therein.

99.1	Press Release, dated May 13, 2015, announcing the pricing of the Company’s public offering of common stock.